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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-223639

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933 and is subject to completion. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated December 7, 2020

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 14, 2018)

$

Ford Motor Credit Company LLC
$                       3.375% Notes due November 13, 2025
$                       4.000% Notes due November 13, 2030

           The 3.375% Notes due November 13, 2025 (the "2025 Notes") will bear interest from November 13, 2020 at a rate of 3.375% per annum. Ford Credit will pay interest on the 2025 Notes semi-annually in arrears on May 13 and November 13 of each year, beginning May 13, 2021. The 2025 Notes offered hereby are a further issuance of the $1,500,000,000 aggregate principal amount of 3.375% Notes due November 13, 2025 described in Ford Credit's Prospectus Supplement dated November 9, 2020 and issued on November 13, 2020. The 2025 Notes offered hereby will be consolidated and form a single series with such previously issued notes and will have the same CUSIP number as the previously issued 2025 Notes.

           The 4.000% Notes due November 13, 2030 (the "2030 Notes" and, together with the 2025 Notes, the "Notes") will bear interest from November 13, 2020 at a rate of 4.000% per annum. Ford Credit will pay interest on the 2030 Notes semi-annually in arrears on May 13 and November 13 of each year, beginning May 13, 2021. The 2030 Notes offered hereby are a further issuance of the $1,000,000,000 aggregate principal amount of 4.000% Notes due November 13, 2030 described in Ford Credit's Prospectus Supplement dated November 9, 2020 and issued on November 13, 2020. The 2030 Notes offered hereby will be consolidated and form a single series with such previously issued notes and will have the same CUSIP number as the previously issued 2030 Notes.

           Ford Credit may redeem the 2025 Notes at any time in whole, or from time to time in part, prior to October 13, 2025, and, in the case of the 2030 Notes, at any time in whole, or from time to time in part, prior to August 13, 2030, at the "make-whole" redemption prices described in this prospectus supplement. Ford Credit may also redeem all or any portion of the 2025 Notes at any time on or after October 13, 2025 (which is the date that is one month prior to the maturity date of the 2025 Notes) and all or any portion of the 2030 Notes at any time on or after August 13, 2030 (which is the date that is three months prior to the maturity date of the 2030 Notes) at a redemption price equal to 100% of the principal amount of such Notes to be redeemed. Holders of any Notes redeemed will also receive accrued and unpaid interest thereon to the date of redemption. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. See "Description of Notes" in this prospectus supplement.

           Investing in the Notes involves risks. See "Risk Factors" on page S-1 of this prospectus supplement and "Risk Factors" beginning on page 1 of the accompanying prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2025 Note		Total	Per 2030 Note		Total
Initial public offering price		%	$		%	$
Underwriting discounts and commissions		%	$		%	$
Proceeds, before expenses, to Ford Credit		%	$		%	$

           The initial public offering prices do not include accrued interest. Interest on the Notes must be paid by the purchaser for the period from November 13, 2020 to the Settlement Date (as defined below). Ford Credit expects that delivery of the Notes will be made to investors on or about                  , 2020 (the "Settlement Date").

           We expect that delivery of the Notes will be made to underwriters in book-entry form through The Depository Trust Company ("DTC") for the benefit of its participants, including Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking S.A. ("Clearstream"), on or about                      , 2020.

Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Morgan Stanley	SOCIETE GENERALE

BNP PARIBAS	Citigroup	J.P. Morgan	SMBC Nikko

Prospectus Supplement dated                       , 2020

        This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        The Notes are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents.

S-i

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in "Item 1A — Risk Factors" and "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2019 (the "2019 Annual Report on Form 10-K"), and Part 1."Item 2 — Management's Discussion and Analysis of Financial Condition and Results of Operations" in Ford Credit's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 (the "First Quarter 10-Q Report"), June 30, 2020 (the "Second Quarter 10-Q Report"), and September 30, 2020 (the "Third Quarter 10-Q Report"), which are incorporated herein by reference.

        We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

S-ii

RISK FACTORS

        Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including risk factors discussions in Ford Credit's 2019 Annual Report on Form 10-K, First Quarter 10-Q Report, Second Quarter 10-Q Report, and Third Quarter 10-Q Report for risk factors regarding Ford and Ford Credit (including risks related to COVID-19).

DESCRIPTION OF NOTES

        This description of the terms of the Notes adds information to the description of the general terms and provisions of debt securities in the prospectus. If this summary differs in any way from the summary in the prospectus, you should rely on this summary. The Notes are part of the debt securities registered by Ford Credit in March 2018 to be issued on terms to be determined at the time of sale.

        We will issue the Notes under the Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the "Trustee"). The Indenture is summarized in the prospectus beginning on Page 5. The Indenture may be supplemented from time to time.

The 2025 Notes

        The 2025 Notes will be unsecured obligations of Ford Credit and will mature on November 13, 2025. The 2025 Notes will be issued in minimum denominations of $200,000 and will be issued in integral multiples of $1,000 for higher amounts. The 2025 Notes offered hereby are a further issuance of the $1,500,000,000 aggregate principal amount of 3.375% Notes due November 13, 2025 described in Ford Credit's Prospectus Supplement dated November 9, 2020 and issued on November 13, 2020 (the 2025 Notes, together with such previously issued 3.375% Notes due November 13, 2025, the "2025 Combined Notes").

        The 2025 Combined Notes are currently limited to $             aggregate principal amount. Ford Credit may, from time to time, without the consent of the holders of the 2025 Combined Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2025 Combined Notes. Any such additional notes will, together with the 2025 Combined Notes, constitute a single series of notes under the Indenture. No additional 2025 Combined Notes may be issued if an Event of Default has occurred with respect to the 2025 Combined Notes.

        The 2025 Notes will bear interest from November 13, 2020 at the rate of 3.375% per annum. Interest on the 2025 Notes will be payable on May 13 and November 13 of each year (each such day a "2025 Notes Interest Payment Date"), commencing May 13, 2021, to the persons in whose names the 2025 Notes were registered at the close of business on the 15th day preceding the respective 2025 Notes Interest Payment Date, subject to certain exceptions.

        Interest on the 2025 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The 2025 Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

        Optional Redemption.    The 2025 Notes offered hereby will be redeemable prior to maturity, in whole or from time to time in part. Prior to October 13, 2025 (which is the date that is one month prior to the maturity date of the 2025 Notes), the 2025 Notes may be redeemed at a redemption price equal to the greater of:

  •
  100% of the principal amount of the 2025 Notes to be redeemed; and

  •
  as determined by the Quotation Agent (defined below), the sum of the present values of the Remaining Scheduled Payments (defined below) of principal and interest on the 2025 Notes to be redeemed that would be due if the 2025 Notes matured on the 2025 Par Call Date (defined below), discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate (defined below) plus 45 basis points;

plus, in each case, accrued and unpaid interest on the principal amount of the 2025 Notes to be redeemed to the redemption date.

        At any time on or after the 2025 Par Call Date, the redemption price will be equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

        In the case of a partial redemption of the 2025 Notes, the 2025 Notes to be redeemed shall be selected by the Trustee in accordance with the procedures of DTC from the outstanding 2025 Notes not previously called for redemption. Notice of any redemption will be sent in accordance with the procedures of DTC at least 15 days but not more than 60 days before the redemption date to the holder of record of the 2025 Notes. A partial redemption will not reduce the portion of any 2025 Note not being redeemed to a principal amount of less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2025 Notes or the portions of the 2025 Notes called for redemption.

The 2030 Notes

        The 2030 Notes will be unsecured obligations of Ford Credit and will mature on November 13, 2030. The 2030 Notes will be issued in minimum denominations of $200,000 and will be issued in integral multiples of $1,000 for higher amounts. The 2030 Notes offered hereby are a further issuance of the $1,000,000,000 aggregate principal amount of 4.000% Notes due November 13, 2030 described in Ford Credit's Prospectus Supplement dated November 9, 2020 and issued on November 13, 2020 (the 2030 Notes, together with such previously issued 3.375% Notes due November 13, 2030, the "2030 Combined Notes").

        The 2030 Combined Notes are currently limited to $             aggregate principal amount. Ford Credit may, from time to time, without the consent of the holders of the 2030 Combined Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2030 Combined Notes. Any such additional notes will, together with the 2030 Combined Notes, constitute a single series of notes under the Indenture. No additional 2030 Combined Notes may be issued if an Event of Default has occurred with respect to the 2030 Combined Notes.

        The 2030 Notes will bear interest from November 13, 2020 at the rate of 4.000% per annum. Interest on the 2030 Notes will be payable on May 13 and November 13 of each year (each such day a "2030 Notes Interest Payment Date"), commencing May 13, 2021, to the persons in whose names the 2030 Notes were registered at the close of business on the 15th day preceding the respective 2030 Notes Interest Payment Date, subject to certain exceptions.

        Interest on the 2030 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The 2030 Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

        Optional Redemption.    The 2030 Notes offered hereby will be redeemable prior to maturity, in whole or from time to time in part. Prior to August 13, 2030 (which is the date that is three months prior to the maturity date of the 2030 Notes), the 2030 Notes may be redeemed at a redemption price equal to the greater of:

  •
  100% of the principal amount of the 2030 Notes to be redeemed; and
  •
  as determined by the Quotation Agent (defined below), the sum of the present values of the Remaining Scheduled Payments (defined below) of principal and interest on the 2030 Notes to be redeemed that would be due if the 2030 Notes matured on the 2030 Par Call Date (defined below), discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate (defined below) plus 50 basis points;

plus, in each case, accrued and unpaid interest on the principal amount of the 2030 Notes to be redeemed to the redemption date.

        At any time on or after the 2030 Par Call Date, the redemption price will be equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

        In the case of a partial redemption of the 2030 Notes, the 2030 Notes to be redeemed shall be selected by the Trustee in accordance with the procedures of DTC from the outstanding 2030 Notes not previously called for redemption. Notice of any redemption will be sent in accordance with the procedures of DTC at least 15 days but not more than 60 days before the redemption date to the holder of record of the 2030 Notes. A partial redemption will not reduce the portion of any 2030 Note not being redeemed to a principal amount of less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the 2030 Notes or the portions of the 2030 Notes called for redemption.

        Definitions.    Following are definitions of the terms used in the optional redemption provisions discussed above.

        "Adjusted Treasury Rate" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed, assuming the 2025 Notes matured on the 2025 Par Call Date, and, in the case of the 2030 Notes, assuming the 2030 Notes matured on the 2030 Par Call Date, that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2025 Notes and 2030 Notes, as applicable to be redeemed.

        "Comparable Treasury Price" means, for any redemption date, the average of the Reference Treasury Dealer Quotations for that redemption date.

        "2025 Par Call Date" means October 13, 2025, which is the date that is one month prior to the maturity date of the 2025 Notes.

        "2030 Par Call Date" means August 13, 2030, which is the date that is three months prior to the maturity date of the 2030 Notes.

        "Quotation Agent" means any Reference Treasury Dealer appointed by us to act as a quotation agent.

        "Reference Treasury Dealer" means each of BofA Securities, Inc., Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (each, a "Primary Treasury Dealer"), Ford Credit will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., Eastern time, by such Reference Treasury Dealer on the third business day preceding such redemption date.

        "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest on the 2025 Notes or the 2030 Notes, as applicable, to be redeemed that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment on such 2025 Notes or the 2030 Notes, as applicable, will be reduced by the amount of interest accrued on such 2025 Notes or the 2030 Notes, as applicable, to such redemption date.

Book-Entry, Delivery and Form

        Each series of the Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Notes in definitive form will not be issued, unless the Depository notifies Ford Credit that it is unwilling or unable to continue as depository for the Global Notes and Ford Credit fails to appoint a successor depository within 90 days or unless otherwise determined, at Ford Credit's option. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. All interests in the Global Notes will be subject to the operations and procedures of the Depository, Euroclear and Clearstream.

        Initial settlement for each series of the Notes will be made in immediately available funds. Secondary market trading between participants of the Depository will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System.

 UNITED STATES TAXATION

        The following is a discussion of the material United States federal income tax and, in the case of a non-United States person, United States federal estate tax consequences of the acquisition, ownership and disposition of a Note. It applies to you only if you are the beneficial owner of a Note that you acquire at its original issuance at the offering price indicated on the cover page of this prospectus supplement and you hold the Note as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not apply to holders that are subject to special treatment under the United States federal income tax law, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions or life insurance companies;

  •
  tax-exempt organizations;
  •
  S corporations, real estate investment trusts or regulated investment companies;

  •
  persons holding Notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

  •
  taxpayers subject to the alternative minimum tax;

  •
  U.S. holders (as defined below) with a functional currency other than the United States dollar; or

  •
  certain United States expatriates.

        The discussion is based on the Code, Treasury regulations (including temporary regulations) promulgated thereunder, rulings, published administrative positions of the United States Internal Revenue Service (the "IRS") and judicial decisions, all as of the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

        This discussion does not purport to address all of the United States federal income tax consequences that may be applicable to you in light of your personal investment circumstances or status, including the Medicare tax on net investment income. Prospective purchasers of Notes should consult their own tax advisors concerning United States federal income tax consequences of acquiring, owning and disposing of the Notes, as well as any state, local or foreign tax consequences.

Qualified Reopening

        For United States federal income tax purposes, the 2025 Notes will be part of the same issue of 3.375% Notes due November 13, 2025 that we issued on November 13, 2020 (the "Original 2025 Notes"), and will have the same issue date, the same issue price (with respect to holders) and the same adjusted issue price as the Original 2025 Notes and the 2030 Notes will be part of the same issue of 4.000% Notes due November 13, 2030 that we issued on November 13, 2020 (the "Original 2030 Notes"), and will have the same issue date, the same issue price (with respect to holders) and the same adjusted issue price as the Original 2025 Notes or the Original 2030 Notes, as appliable.

U.S. Holders

        This section describes the material United States federal income tax consequences to U.S. holders. You are a "U.S. holder" for purposes of this discussion if you are, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate that is subject to United States federal income taxation without regard to the source of its income; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election is in effect under applicable Treasury regulations for the trust to be treated as a United States person.

        If a United States partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of Notes that is a partnership and partners in such partnership should consult their tax advisors.

        Interest.    Generally, a U.S. holder will include stated interest on the Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

        A portion of the price paid for a Note will be attributable to stated interest that "accrued" between November 13, 2020 and the date the Note is purchased (the "pre-issuance accrued stated interest"). On the first interest payment date, a corresponding portion of the stated interest received will be treated as a return of the pre-issuance accrued stated interest and not as a payment of stated interest on the Note and will not be taxable when received but will reduce a holder's adjusted tax basis in the Note.

        Premium.    To the extent a U.S. holder's purchase price for a Note (excluding any amount attributable to pre-issuance accrued stated interest) is greater than the Note's stated principal amount, the Note will have amortizable bond premium. Subject to certain exceptions and the limitation discussed in the following paragraph, a U.S. holder may generally elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to stated interest when includible in income under such holder's regular accounting method for U.S. federal income tax purposes. The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that such U.S. holder previously acquired at a premium or that such U.S. holder acquires at a premium on or after the first day of the first taxable year to which the election applies, and such U.S. holder may not revoke this election without the consent of the IRS. If a U.S. holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss otherwise recognized on a disposition of the Note.

        The 2025 Notes and the 2030 Notes are subject to call provisions at our option. As a result, a U.S. holder will calculate the amount of amortizable bond premium based on the amount payable on an applicable call date if the use of the call price and the call date results in a smaller amortizable bond premium for the period ending on the call date. The foregoing rule may eliminate, reduce or defer any amortization deductions.

        Sale or Other Disposition of Notes.    Upon the sale or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition, except to the extent such amount is attributable to accrued but unpaid stated interest (which will be treated as interest as described above), and the holder's tax basis in the Note. Your tax basis in your Note generally will be your cost of the Note less any amortized bond premium and any amount paid for pre-issuance accrued stated interest.

        Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if your holding period in the Note exceeds one year. Long-term capital gains recognized by non-corporate holders generally will be subject to a lower tax rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-United States Holders

        This section describes the material United States federal income and estate tax consequences to non-United States persons. For purposes of this discussion, a non-United States person is a beneficial owner of a Note that is neither a U.S. holder nor an entity or arrangement that is treated as a partnership for United States federal income tax purposes. Subject to the discussions of backup withholding and FATCA below:

            (i)  payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to the 30% United States federal withholding tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Motor Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Ford Motor Company through stock ownership, and (c) either (I) the beneficial owner of the Note provides a properly completed IRS Form W-8BEN or W-8BEN-E to the person otherwise required to withhold United States federal income tax from such interest certifying, under penalties of perjury, that, among other things, it is not a United States person and provides its name and address or (II) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and holds the Note on behalf of a non-United States person, certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that the certification described above in clause (I) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides a properly completed IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

            (ii)  a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

           (iii)  a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford Motor Company entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

        Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person (and, if an applicable tax treaty so requires, is attributable to a permanent establishment in the United States of such holder), although exempt from United States withholding tax (provided the non-United States person provides the appropriate certification), generally will be subject to United States income tax in the same manner as if such interest was earned by a U.S. holder. In addition, if such holder is a non-United States corporation, it may be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty) of its annual earnings and profits that are so effectively connected, subject to specific adjustments.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate U.S. holders of the Notes, and "backup withholding" generally will apply to such payments if the holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9) in the manner required or to report all interest and dividends required to be shown on its United States federal income tax returns.

        Information reporting on IRS Form 1099 and backup withholding generally will not apply to payments made by Ford Credit or a paying agent to a non-United States person on a Note if a properly completed certification of foreign status on an appropriate IRS Form W-8 is provided to Ford Credit or its paying agent, as described above.

        Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or a United States branch of a foreign bank or foreign insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner properly certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the IRS.

        Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner. Copies of information returns may be provided to tax authorities in a beneficial owner's country of residence pursuant to a treaty or other agreement.

FATCA

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to certain foreign financial institutions and certain other non-U.S. entities.

        Specifically, a 30% withholding tax may be imposed on payments of interest on Notes made to a "foreign financial institution" or a "non-financial foreign entity" (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "U.S. persons" or "U.S.-owned foreign entities" (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Prospective purchasers of Notes should consult their tax advisors regarding the consequences and application of the rules under FATCA.

UNDERWRITING

        Ford Credit is selling each series of the Notes to the several Underwriters named below under an Underwriting Agreement dated March 20, 2018, and related Pricing Agreement dated                       , 2020. Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and SG Americas Securities, LLC are acting as representatives of the Underwriters. The Underwriters and the amount of Notes each has agreed to severally purchase from Ford Credit are as follows:

Underwriter	Principal Amount of 2025 Notes
Barclays Capital Inc.	$
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.

Total	$

Underwriter	Principal Amount of 2030 Notes
Barclays Capital Inc.	$
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.

Total	$

        Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, if the Underwriters take any of the Notes of a series, then they are obligated to take and pay for all of the Notes of that series.

        The Underwriters have advised Ford Credit that they propose initially to offer the Notes directly to purchasers at the respective initial public offering prices set forth on the cover page of this prospectus supplement, and may offer the Notes to certain securities dealers at such price less a concession, not in excess of             % of the initial public offering price of the 2025 Notes, and not in excess of             % of the initial public offering price of the 2030 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of              % of the initial public offering price of the 2025 Notes, and not in excess of             % of the initial public offering price of the 2030 Notes, and to certain other dealers. After each series of the Notes is released for sale to the public, the offering prices and other selling terms with respect to the Notes may from time to time be varied by the Underwriters.

        One or more of the Underwriters may not be U.S.-registered broker-dealers. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

        Each series of the Notes is a new issue of securities with no established trading market. Ford Credit has been advised by the Underwriters that they intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of the Notes.

        In connection with the offering, the Underwriters in the United States may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position with respect to any series of the Notes. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of any series of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In connection with the offering of the Notes, the Underwriters (or persons acting on their behalf) may over-allot each series of the Notes or effect transactions with a view to supporting the market price of any series of the Notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the Issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant securities, whichever is the earlier. Any stabilization action or over-allotment must be conducted by the Underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the efforts of the Underwriters (or persons acting on their behalf) and on the over the counter market.

No Public Offering Outside the United States

        No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford Credit, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

        This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area ("EEA") or the United Kingdom ("UK") (in each case a "Relevant State") will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of Notes shall require Ford Credit or any of the Representatives to publish a prospectus pursuant to Article 3 of the

Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

        Neither Ford Credit nor the Representatives have authorised, nor do they authorise, the making of any offer of Notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither Ford Credit nor the Representatives have authorised, nor do they authorise, the making of any offer of Notes through any financial intermediary, other than offers made by the Representatives, which constitute the final placement of the Notes contemplated in this prospectus supplement.

        Each Representative has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in any Relevant State. For the purposes of this provision:

        (a)   the expression "retail investor" means a person who is one (or more) of the following:

            (i)  a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II");

            (ii)  a customer within the meaning of Directive (EU) 2016/97 (as amended, the "IDD"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

           (iii)  not a qualified investor as defined in the Prospectus Regulation; and

        (b)   the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

        Each person in a Relevant State who receives any communication in respect of, or who acquires any Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and Ford Credit that it and any person on whose behalf it acquires Notes is: (1) a "qualified investor" within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a "retail investor" (as defined above).

        The Prospectus Regulation means Regulation (EU) 2017/1129 (as amended or superseded). References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

        All secondary trading in the Notes will settle in immediately available funds.

        Ford Credit has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Ford Credit estimates that it will spend approximately $250,000 for printing, registration fees, rating agency and other expenses related to the offering of the Notes. The Underwriters have agreed to reimburse Ford Credit for certain expenses.

        In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with Ford Credit, Ford and certain of their affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Ford Credit or Ford. Certain of the Underwriters or their affiliates that have a lending relationship with Ford Credit, Ford and certain of their affiliates routinely hedge or may hedge their credit exposure to Ford Credit, Ford and certain of their affiliates consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS

        The legality of the Notes offered by Ford Credit hereby will be passed on for Ford Credit by Corey MacGillivray, Managing Counsel and Assistant Secretary of Ford, or other counsel satisfactory to the Underwriters. The Underwriters are being represented by Shearman & Sterling LLP, New York, New York. Mr. MacGillivray is a full-time employee of Ford, and owns shares of common stock of Ford. Shearman & Sterling LLP has in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to Ford Credit's Current Report on Form 8-K dated April 28, 2020 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ford Motor Credit Company LLC

Senior Debt Securities,
Subordinated Debt Securities and Warrants

        This prospectus is part of a registration statement that Ford Credit filed with the SEC. Under this registration, Ford Credit may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

  •
  our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

  •
  warrants to purchase debt securities; or

  •
  any combination of these securities.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update, or change information contained in this prospectus.

        Investments in the securities involve certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

        You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading "Where You Can Find More Information".

        Our principal executive offices are located at:

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126
313-322-3000

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2018.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The securities are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

RISK FACTORS

        Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Credit Company LLC, referred to hereafter as Ford Credit, and Ford Motor Company, referred to hereafter as Ford, are discussed in Ford Credit's periodic reports referred to in "Where You Can Find More Information," below. For example, Ford Credit's Annual Report on Form 10-K for the year ended December 31, 2017 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

        You can learn more about the financial results and credit ratings of Ford Credit by reading the annual, quarterly and current reports and other information Ford Credit files with the Securities and Exchange Commission, referred to hereafter as the SEC. You may read and copy any document Ford Credit files at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Ford Credit's SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows Ford Credit to incorporate by reference into this prospectus the information it files with the SEC, which means that Ford Credit can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that Ford Credit files later with the SEC will automatically update and supersede the previously filed information. Ford Credit incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of all the Securities has been completed.

  •
  Annual Report of Ford Credit on Form 10-K for the year ended December 31, 2017, which is referred to hereafter as the 2017 10-K Report.

  •
  Current Reports of Ford Credit on Form 8-K filed in 2018 on January 3, 2018, January 16, 2018, January 24, 2018, February 1, 2018, February 7, 2018, February 22, 2018, March 1, 2018, and March 5, 2018.

        These reports include information about Ford as well as information about Ford Credit.

        You may request copies of these filings at no cost, by writing or telephoning Ford Credit's principal executive offices at the following address:

Ford Motor Credit Company LLC
One American Road
Dearborn, MI 48126
Attn: Corporate Secretary
1-800-426-2888

 INFORMATION CONCERNING FORD CREDIT

        Ford Credit was incorporated in Delaware in 1959, was converted to a Delaware limited liability company on May 1, 2007 and is an indirect, wholly owned subsidiary of Ford. As used herein "Ford Credit" refers to Ford Motor Credit Company LLC and its subsidiaries unless the context otherwise requires.

        Products and Services.    Ford Credit offers a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. We earn our revenue primarily from:

  •
  Payments made under retail installment sale and lease contracts that we originate and purchase;

  •
  Interest rate supplements and other support payments from Ford and affiliated companies; and

  •
  Payments made under dealer financing programs.

        As a result of our financing activities, we have a large portfolio of consumer and non-consumer finance receivables and operating leases.

        Finance receivables and operating leases in the consumer portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and direct financing leases for new vehicles to retail and commercial customers including lease companies, government entities, daily rental companies, and fleet customers.

        Finance receivables in the non-consumer portfolio include products offered to automotive dealers and receivables related to Ford and its affiliates. Ford Credit makes wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees.

        We also service the finance receivables and leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs.

        Geographic Scope of Operations and Segment Information.    We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We segment our business based on geographic regions: the Americas, Europe, and Asia Pacific. Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.

Americas Segment

        Our Americas segment includes operations in the United States, Canada, Mexico, Brazil, and Argentina. This segment represents 83% and 78 % of total managed receivables at year-end 2016 and 2017, respectively. Our United States operations account for 87% and 85% of Americas segment total managed receivables at year-end 2016 and 2017, respectively, and our Canadian operations account for 11% and 13% of Americas segment total managed receivables at year-end 2016 and 2017, respectively. Managed receivables equal net finance receivables and net investment in operating leases, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

        Under the Ford Credit and Lincoln Automotive Financial Services brand names, we provide financing services to and through dealers of Ford and Lincoln vehicles. Operations in some markets may also include joint ventures with local financial institutions and other third parties. In addition, other private label operations and alternative business arrangements exist in some markets.

Europe Segment

        Our Europe segment includes operations in the European region and a joint venture in South Africa. This segment represents 14% and 17% of total managed receivables at year-end 2016 and 2017, respectively. Our operations in the European region are managed through a United Kingdom-based subsidiary, FCE Bank plc ("FCE"), which operates in the United Kingdom and has branches in 11 other European countries. FCE also has operating subsidiaries in Switzerland, the Czech Republic, and Hungary that provide a variety of retail and dealer financing. The United Kingdom and Germany are our largest markets in Europe, representing 65% and 59% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. Customers and dealers in Italy, France, and Spain are 22% and 23% of Europe segment finance receivables and operating leases at year-end 2016 and 2017, respectively. FCE, through its Worldwide Trade Financing ("WWTF") division, provides financing to distributors and importers in about 70 countries where Ford has no national sales company presence. Our operations include joint ventures with local financial institutions and other third parties in various locations. In addition, other private label operations and alternative business arrangements exist in some markets.

Asia Pacific Segment

        Our Asia Pacific segment includes operations in China and India. This segment represents 3% and 5% of total managed receivables at year-end 2016 and 2017, respectively. China operations account for 97% of Asia Pacific segment total managed receivables at year-end 2016 and 2017. In addition, other private label operations and alternative business arrangements exist in some markets.

        The mailing address of Ford Credit's executive offices is One American Road, Dearborn, Michigan 48126, United States of America. The telephone number of such offices is (313) 322-3000.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the years 2013-2017 for Ford Credit are included as an exhibit to Ford Credit's 2017 10-K Report and are incorporated in this prospectus by reference. The ratio of earnings to fixed charges for the years 2013-2017 for Ford are included as an exhibit to Ford's Annual Report on Form 10-K for the year ended December 31, 2017 and are incorporated in this prospectus by reference.

 USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, the net proceeds from the sale of the securities will be added to the general funds of Ford Credit and will be available for the purchase of receivables, for loans, and for use in connection with the retirement of debt.

        Ford Credit expects to issue additional long-term and short-term debt from time to time. The nature and amount of Ford Credit's long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time, as a result of business requirements, market conditions, and other factors.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC. Under this registration process, we may sell any combination of the following securities in one or more offerings:

  •
  unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities"); or

  •
  warrants to purchase debt securities ("debt warrants").

        The terms of the securities will be determined at the time of offering.

        We will refer to the debt securities and debt warrants, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the "offered securities." The offered securities, together with any debt securities, issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities."

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Act"), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT OR TERM SHEET

        This prospectus provides you with a general description of the debt securities and debt warrants we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet which may be in the form attached hereto as Exhibit A that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described above under the heading "Where You Can Find More Information."

        The prospectus supplement or term sheet to be provided with this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

        For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

        We will issue debt securities in one or more series under an Indenture, dated as of March 16, 2015, between us and The Bank of New York Mellon, as Trustee (the "Trustee"). The Indenture may be supplemented from time to time.

        The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the Trustee performs certain administrative duties for us.

        The Indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under "Limitation on Liens" and "Merger and Consolidation." Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

        The specific terms of each series of debt securities will be described in the particular prospectus supplement or term sheet relating to that series. The prospectus supplement or term sheet may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement or term sheet relating to that particular series.

General

        The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

        The prospectus supplement or term sheet that will accompany this prospectus will describe the particular series of debt securities being offered by including:

  •
  the designation or title of the series of debt securities;

  •
  the total principal amount of the series of debt securities;

  •
  the percentage of the principal amount at which the series of debt securities will be offered;

  •
  the date or dates on which principal will be payable;

  •
  the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

  •
  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

  •
  the terms for redemption, extension or early repayment, if any;

  •
  the currencies in which the series of debt securities are issued and payable;

  •
  the provision for any sinking fund;

  •
  any additional restrictive covenants;

  •
  any additional Events of Default;

  •
  whether the series of debt securities are issuable in certificated form;

  •
  any special tax implications, including provisions for original issue discount;

  •
  any provisions for convertibility or exchangeability of the debt securities into or for any other securities, including into or for any securities of a third party;

  •
  whether the debt securities are subject to subordination and the terms of such subordination; and

  •
  any other terms.

        The debt securities will be unsecured obligations of Ford Credit. Senior debt securities will rank equally with Ford Credit's other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See "— Subordination" below.

        Unless the prospectus supplement or term sheet states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

        Payment of the purchase price of the debt securities must be made in immediately available funds.

        As used in this prospectus, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation, or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation, or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET 2) System, or any successor system, is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

        "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

        "Principal Financial Center" means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term "Principal Financial Center" means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

        In the event that the LIBOR Currency is the euro, the Principal Financial Center will be London.

        Unless otherwise specified in the applicable prospectus supplement or term sheet, the authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency debt securities will be set forth in the applicable prospectus supplement or term sheet.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Interest

        Interest-bearing debt securities will bear interest from their respective dates of issue at a fixed rate ("Fixed Rate Notes") or a floating rate ("Floating Rate Notes," and Fixed Rate Notes and Floating Rate Notes are collectively referred to hereafter as "Notes."). The applicable prospectus supplement will specify the interest rate applicable to each interest-bearing Note and the frequency with which interest is payable. Unless otherwise specified in the prospectus supplement or term sheet relating to interest-bearing Notes, the following applicable terms will apply.

        Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date to the persons in whose names the Notes are registered at the close of business on the 15th day preceding each such Interest Payment Date.

        The "Interest Payment Dates" for interest-bearing Notes with the stated payment frequencies will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.
Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.
Semiannual	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.
Annual	Twentieth day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

        Interest rates on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of Notes from time to time, but no change of terms will affect any Note previously issued or as to which we have accepted an offer to purchase.

        Each interest payment on a Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be (each such time period an "Interest Period").

Fixed Rate Notes

        Each Fixed Rate Note will bear interest at a fixed interest rate per annum. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the

Maturity Date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, then the principal and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or on such Interest Payment Date.

Floating Rate Notes

        Each Floating Rate Note will have an interest rate basis or formula. Ford Credit may base that formula on:

  •
  the Commercial Paper Rate;

  •
  LIBOR;

  •
  the Federal Funds Rate;

  •
  the Prime Rate;

  •
  the Treasury Rate; or

  •
  another interest rate basis or formula.

        The prospectus supplement or term sheet also will indicate any Spread which will be added to or subtracted from (or which will be applied as a multiplier) the interest rate formula to determine the interest rate. A Floating Rate Note may have either of the following: a ceiling on the rate at which interest may accrue during any Interest Period (a "Maximum Interest Rate"), and a floor on the rate at which interest may accrue during any Interest Period, which floor may not be less than zero. In addition to any Maximum Interest Rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

        Ford Credit will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Ford Credit may appoint itself or an affiliate as calculation agent. Unless a different party is identified in the prospectus supplement or term sheet, The Bank of New York Mellon will be the calculation agent. In most cases, a Floating Rate Note will have a specified "Interest Reset Date," "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on a Floating Rate Note changes. An Interest Determination Date is the date as of which the new interest rate is determined, based on the applicable interest rate basis or formula. The Calculation Date is the date by which the calculation agent will determine the new interest rate for a particular Interest Reset Date.

        Change of Interest Rate.    Ford Credit may reset the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semi-annually, annually or on some other basis specified in the applicable prospectus supplement or term sheet.

        The related prospectus supplement or term sheet will describe the initial interest rate and/or interest rate formula for each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined as of each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the next Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

        Date Interest Rate is Determined.    The Interest Determination Date for Floating Rate Notes will be specified in the applicable prospectus supplement or term sheet.

Index Maturity

        The prospectus supplement or term sheet for each Floating Rate Note will typically specify an "Index Maturity" for such Notes, which is the period to maturity of the instrument or obligation on which the floating interest rate formula is based (e.g., "Three Month LIBOR").

        Calculation Date.    The "Calculation Date," if applicable, relating to an Interest Determination Date will be the earlier of (1) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next following Business Day, or (2) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

        Upon the request of the beneficial holder of any Floating Rate Note, Ford Credit will provide, or cause the calculation agent to provide, the interest rate then in effect for such Floating Rate Note and, if available, the interest rate that will become effective on the next Interest Reset Date for such Floating Rate Note.

        Payment of Interest.    Payments of interest on Floating Rate Notes will be paid on the Interest Payment Dates and on the day of maturity, redemption or repurchase.

        Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the Maturity Date, as the case may be.

        Ford Credit will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to holders of record on the corresponding Regular Record Date. The Regular Record Date for a Floating Rate Note will be on the 15th day (whether or not a Business Day) preceding the Interest Payment Date. If an Interest Payment Date for any Floating Rate Note (but not the Maturity Date) is not a Business Day, the Interest Payment Date will be postponed to the next Business Day, except that in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal, premium, if any, and interest for that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

        Ford Credit will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

        Calculation of Interest.    The interest rate basis for different types of Floating Rate Notes will be determined as follows.

        Commercial Paper Rate Notes.    The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate for that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 p.m. New York City time on the Calculation Date for such Interest Determination Date under the heading "Commercial Paper — Nonfinancial".

        The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

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  If the above rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper — Nonfinancial."

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  If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m. New York City time on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of US dollar commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

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  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

        "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the reset period for which interest is being calculated.

        LIBOR Notes.    The "LIBOR" for any Interest Determination Date is the rate for deposits in the LIBOR Currency having the Index Maturity specified in such pricing supplement or term sheet as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service nominated by ICE Benchmark Administration Ltd. for the purpose of displaying the London interbank rates of major banks for the designated LIBOR Currency) ("Reuters Page LIBOR01") (or Bloomberg L.P.'s page "BBAM" or any other page as may replace such page on such service, any successor service or such other service as may be nominated as the information vendor for the purpose of displaying rates or prices comparable to LIBOR for U.S. dollar deposits) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date.

        The following procedure will be followed if LIBOR cannot be determined as described above:

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  The calculation agent shall request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent in consultation with Ford Credit to provide the calculation agent with its offered quotation for deposits in the designated LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement or term sheet, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR

    Interest Determination Date will be the arithmetic mean calculated by the calculation agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center (as described above), on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the agents) in such Principal Financial Center selected by the calculation agent in consultation with Ford Credit for loans in the designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement or term sheet and in a principal amount that is representative for a single transaction in the designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date shall be LIBOR in effect on such LIBOR Interest Determination Date.

        "LIBOR Currency" means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

        EURIBOR Notes.    The "EURIBOR" for any Interest Determination Date is the offered rate for deposits in euro having the Index Maturity specified in the applicable pricing supplement or term sheet, beginning on the second TARGET Business Day after such EURIBOR Interest Determination Date, as that rate appears on Reuters Page EURIBOR 01 (or any other page as may replace that page on that service) as of 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date.

        The following procedure will be followed if EURIBOR cannot be determined as described above:

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  EURIBOR will be determined on the basis of the rates, at approximately 11:00 a.m., Brussels time, on such EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent in consultation with Ford Credit: euro deposits having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in a representative amount. The calculation agent will request that the principal euro-zone office of each of these banks provide a quotation of its rate. If at least two quotations are provided, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the quotations.

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  If fewer than two quotations are provided as described above, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 a.m., Brussels time on that Interest Determination Date, by three major banks in the euro-zone selected by the calculation agent in consultation with Ford Credit: loans of euro having such EURIBOR Index Maturity, beginning on such EURIBOR Interest Reset Date, and in an amount that is representative of a single transaction in euro in that market at the time.

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  If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

        Federal Funds Rate Notes.    The "Federal Funds Rate" will be calculated by reference to either the "Federal Funds (Effective) Rate", the "Federal Funds Open Rate" or the "Federal Funds Target Rate", as specified in the applicable pricing supplement or term sheet. The Federal Funds Rate is the rate determined by the calculation agent, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), in accordance with the following provisions:

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  If Federal Funds (Effective) Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate with respect to such date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)," as such rate is displayed on Reuters on page FEDFUNDS1 (or any other page as may replace such page on such service) ("Reuters Page FEDFUNDS1") under the heading "EFFECT," or, if such rate is not so published by 3:00 p.m., New York City time, on the calculation date, the rate with respect to such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal funds (effective)."

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  The following procedure will be followed if "Federal Funds (Effective) Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate with respect to such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit, prior to 9:00 a.m., New York City time, on the Business Day following such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

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  If Federal Funds Open Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Reuters on page 5 (or any other page as may replace such page on such service) ("Reuters Page 5"), or, if such rate does not appear on Reuters Page 5 by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for the Federal Funds Rate Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg L.P. ("Bloomberg"), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

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  The following procedure will be followed if "Federal Funds Open Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the calculation agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

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  If Federal Funds Target Rate is the specified Federal Funds Rate in the applicable pricing supplement or term sheet, the Federal Funds Rate as of the applicable Federal Funds Rate Interest Determination Date shall be the rate on such date as displayed on the FDTR Index page on Bloomberg. If such rate does not appear on the FDTR Index page on Bloomberg by 3:00 p.m., New York City time, on the calculation date, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the rate for that day appearing on Reuters Page USFFTARGET= (or any other page as may replace such page on such service) ("Reuters Page USFFTARGET=").

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  The following procedure will be followed if "Federal Funds Target Rate" is the specified Federal Funds Rate in the applicable pricing supplement or term sheet and such Federal Funds Rate cannot be determined as described above. The Federal Funds Rate on such Federal Funds Rate Interest Determination Date shall be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in New York City selected by the calculation agent in consultation with Ford Credit prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date.

        Prime Rate Notes.    The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate for that date, as published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not yet published on the Calculation Date, the rate for such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan."

        The calculation agent will follow the following procedures if the Prime Rate cannot be determined as described above:

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  If the rate is not published in H.15(519) H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "US Prime 1" as that bank's prime rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that Interest Determination Date.

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  If at least one rate but fewer than four rates appear on the Reuters screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in the City of New York selected by the calculation agent in consultation with Ford Credit.

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  If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

        "Reuters Screen US PRIME 1" means the display on the Reuters 3000 Xtra Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) or such other recognized electronic source for the purpose of displaying prime rates or base lending rates of major United States banks.

        Treasury Rate Notes.    The "Treasury Rate" for any Interest Determination Date is the rate for that date set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related prospectus supplement or term sheet under the caption "INVEST RATE" on the display on Reuters on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) by 3:00 p.m., New York City time, on the Calculation Date for that Interest Determination Date.

        The calculation agent will follow the following procedures if the Treasury Rate cannot be determined as described above:

  •
  If the rate is not so published on the Calculation Date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills (secondary market)."

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  If the rate is not published by 3:00 p.m. New York City time on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of such Treasury bills as otherwise announced by the United States Department of Treasury.

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  If the results of the most recent auction of Treasury bills having the Index Maturity described in the prospectus supplement or term sheet are not yet published or announced as described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the Bond Equivalent Yield on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) prior to 3:00 p.m. New York City time under the caption "U.S. Government securities/Treasury bills/Secondary market" or, if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market."

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  If such rate is not published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate by 3:00 p.m., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related prospectus supplement or terms sheet. The calculation agent in consultation with Ford Credit will select the three dealers referred to above.

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  If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

        "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N 360–(D × M)	× 100

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Period.

Indexed Notes

        We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call "Indexed Notes," are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

        If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

        We may issue Renewable Notes ("Renewable Notes") which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

        The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the maturity date cannot be renewed.

        If a Renewable Note is represented by a global security, The Depository Trust Company ("DTC") or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

        We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole-year periods (each, an "Extension Period"), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet.

        We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then-effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail or, if the Extendible Note is represented by a global security, send electronically (at least 40 days prior to the maturity date) to the registered holder of the Extendible Note a notice (an "Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the sending of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

        However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by sending or causing the Trustee (or paying agent) to send notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

        If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then-effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

          (1)   the Extendible Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

          (2)   a facsimile transmission, telex or letter from a member of a national securities exchange or the Financial Industry Regulatory Authority ("FINRA") or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

        If an Extendible Note is represented by a global security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Limitation on Liens

        If Ford Credit or any Restricted Subsidiary (as defined in the Indenture) shall pledge or otherwise subject to any lien (as defined in the Indenture as a "Mortgage") any of its property or assets to secure indebtedness for borrowed money, Ford Credit will secure or cause such Restricted Subsidiary to secure the debt securities equally and ratably with (or prior to) the indebtedness secured by such Mortgage. This restriction does not apply to Mortgages securing such indebtedness which shall not exceed 5 percent of Consolidated Net Tangible Assets (as defined in the Indenture) of Ford Credit and its consolidated subsidiaries in the aggregate at any one time outstanding and does not apply to:

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  certain Mortgages created or incurred to secure financing of the export or marketing of goods outside the United States;

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  Mortgages on accounts receivable payable in foreign currencies securing indebtedness incurred and payable outside the United States;

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  Mortgages in favor of Ford Credit or any Restricted Subsidiary;

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  Mortgages in favor of governmental bodies to secure progress, advance or other payments, or deposits with any governmental body required in connection with the business of Ford Credit or a Restricted Subsidiary;

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  deposits made in connection with pending litigation;

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  Mortgages existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and certain purchase money Mortgages; and

  •
  Mortgages in connection with any Hedging Transaction (as defined in the Indenture);

  •
  Mortgages in connection with, or pursuant to, any Qualified Securitization Transaction (as defined in the Indenture); and

  •
  any extension, renewal or replacement of any Mortgage or Mortgages referred to in the foregoing clauses, inclusive. (Section 10.04).

Merger and Consolidation

        The Indenture provides that no consolidation or merger of Ford Credit with or into any other corporation shall be permitted, and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation, if, as a result thereof, any asset of Ford Credit or a Restricted Subsidiary would become subject to a Mortgage, unless the debt securities shall be equally and ratably secured with (or prior to) the indebtedness secured by such Mortgage, or unless such Mortgage could be created pursuant to Section 10.04 (see "Limitation on Liens" above) without equally and ratably securing the debt securities. (Section 8.03).

Events of Default and Notice Thereof

        The Indenture defines an "Event of Default" as being any one of the following events:

  •
  failure to pay interest for 30 days after becoming due;

  •
  failure to pay principal or any premium for five business days after becoming due;

  •
  failure to make a sinking fund payment for five days after becoming due;

  •
  failure to perform any other covenant applicable to the debt securities for 90 days after notice;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other Event of Default provided in the prospectus supplement.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

        If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

        The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term "default" includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.02.)

        Annually, Ford Credit must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.05.)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee security or indemnity satisfactory to it against expenses and liability. (Section 6.03.) If they provide this satisfactory indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture, subject to certain exceptions. (Section 5.12.)

Modification of the Indenture

        With certain exceptions, Ford Credit's rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than a majority in principal account of those debt securities affected by such modification (voting as a single class). No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

        The extent to which a particular series of subordinated debt securities may be subordinated to our unsecured and unsubordinated indebtedness will be set forth in the prospectus supplement for any such series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Global Securities

        Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with DTC, which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

        While the debt securities are represented by one or more global certificates:

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  You will not be able to have the debt securities registered in your name.

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  You will not be able to receive a physical certificate for the debt securities.

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  Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

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  Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

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  You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

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  Because the debt securities will trade in DTC's Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

        A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

 DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement or term sheet relating to such warrants.

General

        We may issue warrants to purchase debt securities. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

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  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

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  whether such warrants will be issued in registered form or bearer form;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of certain U.S. federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

 PLAN OF DISTRIBUTION

        We may sell the securities to or through agents or underwriters or directly to one or more purchasers.

By Agents

        We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

        We may sell securities directly to investors. In this case, no underwriters or agents would be involved.

        As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

        Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

        In compliance with guidelines of the FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

        In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' or agents' option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. "Naked" short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

LEGAL OPINIONS

        David J. Witten, who is Ford Credit's Assistant Secretary, has given an opinion about the legality of the securities. Mr. Witten owns shares of Ford common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 Date:

Term Sheet

To Prospectus dated

Original Issue Date:

Maturity Date:

Principal Amount:

Interest Rate:

        Fixed ☐

        Floating ☐

        Interest Rate Basis:

        Index Maturity:

        Spread:

        Initial Interest Determination Date:

        Interest Determination Dates:

        Interest Reset Dates:

Day Count Convention:

Interest Payments Dates:

Record Dates if different:

Redemption Provisions:

        Treasury Makewhole Spread:

        Redemption Dates:

Payment of Additional Amounts: ☐

Tax Redemption: ☐

Plan of Distribution: